Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Snyder’s-Lance, Inc.:

We consent to the use of our reports dated February 27, 2012, with respect to the consolidated balance sheets of Snyder’s-Lance, Inc. and subsidiaries as of December 31, 2011 and January 1, 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the fiscal years in the three-year period ended December 31, 2011, and the related financial statement schedule, “Valuation and Qualifying Accounts,” and the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference herein.

/s/ KPMG LLP

Charlotte, North Carolina

July 25, 2012